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                                                                    Exhibit 23.3


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 being filed by ABR Information Services, Inc. of our report dated October 19, 1995 on the financial statements of Bullock Associates, Inc. as of September 30, 1995 and for the nine months then ended and our report dated February 24, 1995 on the financial statements of Bullock Associates, Inc. as of December 31, 1994 and 1993 and for the years then ended, which reports appear in the Report on Form 8-K/A dated December 15, 1995 of ABR Information Services, Inc., as amended. We also consent to the reference to our firm under the caption "Experts" in the Prospectus of the Registration Statement.

                                 J. H. COHN LLP

Lawrenceville, New Jersey
December 3, 1996